Exhibit 99.1

FOR IMMEDIATE RELEASE

ITG Announces New International Management

NEW YORK, February 5, 2009 — Investment Technology Group, Inc. (NYSE: ITG), a leading agency broker and financial technology firm, announced today that Leon Christianakis will be appointed Chief Executive Officer of ITG’s Asia Pacific business. Mr. Christianakis will join ITG from Deutsche Asset Management. Previously, he held senior roles at Voyager Funds Management and Morgan Stanley. Mr. Christianakis will begin this position in late March 2009.

“We are pleased to welcome Leon as head of ITG’s Asia Pacific business at a time of unprecedented change and growth in the region,” said Bob Gasser, CEO and President of ITG. “Under Leon’s leadership, ITG will continue to invest in our Asia Pacific operations and provide our clients with superior solutions and service to navigate the complex trading landscape.”

“I look forward to building upon ITG’s continued growth in the region and evolving the next chapter of the ITG story in the Asian and Pacific marketplaces,” said Mr. Christianakis, incoming CEO of ITG’s Asia Pacific business.

Alasdair Haynes, former Chief Executive of ITG’s International business, is moving on after a decade of service to the company. “We wish Alasdair every success in his future endeavours,” said Mr. Gasser. “I thank him for his hard work and leadership of our international operations.”

David Stevens will remain CEO of ITG Europe, now reporting directly to ITG’s Global CEO, Bob Gasser. “David Stevens has done a tremendous job growing our client base and product suite in Europe, and we are confident in his continued leadership of the European business,” said Mr. Gasser.

“After more than a decade at ITG, the time is now right for me to pursue a new direction,” said Mr. Haynes. “I worked alongside many talented and dedicated personnel and I wish them all continued success.”

About ITG

Investment Technology Group, Inc., is a specialized agency brokerage and financial technology firm that partners with asset managers globally to provide innovative solutions spanning the investment continuum. A leader in electronic trading since launching POSIT in 1987, ITG’s integrated approach now includes a range of products from portfolio management and pre-trade analysis to trade execution and post-trade evaluation. Asset managers rely on ITG’s independence, experience, and agility to help mitigate risk, improve performance and navigate increasingly complex markets.  The firm is headquartered in New York with offices in North America, Europe and the Asia Pacific regions. For more information on ITG, please visit www.itg.com.

In addition to historical information, this press release may contain “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995, that reflect management’s expectations for the future. A variety of important factors could cause results to differ materially from such statements. These factors include the company’s ability to achieve expected future levels of sales; the actions of both current and potential new competitors; rapid changes in technology; financial market volatility; general economic conditions in the United States and elsewhere; evolving industry regulation; cash flows into or redemption from equity funds; effects of inflation; customer trading patterns; and new products and services. These and other risks are described in greater detail in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, and other documents filed with the Securities and Exchange Commission and available on the company’s web site.

Media Relations Contacts:

Carolyn Freeland (US)

+1-212-444-6481

Belinda Keheyan (Europe)

+44-207-670-4014

Clare Rowsell (Asia Pacific)

+852-2846-3567

Investor Relations Contact:

Maureen Murphy

+1-212-444-6323

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